Exhibit 2.d.

Standstill Commitment

Vale S.A., a company incorporated under the laws of Brazil, with headquarters at Av. Graça Aranha, 26, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Taxpayers’ Registry under No. 33.592.510/0001-54, hereby represented in accordance with its by-laws (“Vale”), on its behalf and on behalf of its permitted assigns, hereby undertakes to enter into this “Standstill Commitment” with The Mosaic Company, a company incorporated under the laws of Delaware, United States of America, with headquarters at Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, MN 55441, USA, hereby represented in accordance with its by-laws (“Mosaic”), according to the following terms and conditions.

All capitalized terms used but not defined herein (including terms with initial capital letters and terms written entirely in capital letters), shall have the meanings ascribed to such terms in the Share Purchase Agreement and Other Covenants dated February, 10, 2010, among Mineração Naque S.A., Mosaic, Vale and Mosaic Fertilizantes do Brasil S.A. (the “Agreement”).

From the date hereof and for a period of eighteen (18) months, Vale agrees that it shall not, and that it shall cause its Affiliates not to, directly or indirectly, as a principal or jointly with others, (i) acquire, lease or own, or agree to acquire, lease or become an owner of, a Restricted Asset, (ii) manage, operate or control, or agree to manage, operate or control, (by contract or otherwise) a Restricted Asset or (iii) engage in any Restricted Activity. It is understood and agreed that nothing herein shall in any way be deemed to restrict the right or ability of Vale or any of its Affiliates to sell, market or dispose of Phosphates produced from any asset that is not a Restricted Asset.

In case of termination of the Option Agreement without the closing thereof, this Commitment shall be immediately terminated, without need for additional notices or other actions, and no penalties shall be imposed on either party as result of such termination.

Vale acknowledges that the covenants set forth herein are an essential element of the Agreement and that, but for these covenants, Mosaic would not have entered into the Agreement. The Parties hereby expressly agree that the duration, scope and geographic area of restrictions set forth herein are reasonable. In the event that any court of competent jurisdiction or arbitral panel holds that the duration, scope or area of restriction contemplated herein is unreasonable under circumstances now or hereafter existing, the maximum duration, scope or area of restriction reasonable under such circumstances shall be substituted accordingly.

Vale acknowledges, on behalf of itself and its Affiliates, and agrees that irreparable damage would occur if the covenants set forth herein were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, Mosaic (or its successors or assigns) shall be entitled to proceed against Vale and its Affiliates in law and/or in equity for such damages or other relief as a court may deem appropriate and shall be entitled to seek a temporary restraining order and/or preliminary and final injunctive or other equitable relief, including specific performance, to prevent breaches of such covenants and, in addition to any other remedy to which they are entitled at law or in equity, to enforce specifically the terms and provisions contained herein. In the event that any action is brought in equity to enforce the provisions contained herein, Vale will not allege, and hereby waives, the defense or counterclaim that there is an adequate remedy at Law.

Mosaic may waive any provision of this Standstill Commitment. Any such waiver shall be in writing. Mosaic shall not unreasonably withhold its consent to any request for waiver; provided that it shall not be unreasonable for Mosaic to withhold consent to any requested waiver in the event Mosaic is evaluating, considering or intending, or may evaluate consider or intend, to acquire the applicable Restricted Asset (or any material interest therein or rights with respect thereto).

This Standstill Commitment, and all claims and defenses arising out of or relating to this Standstill Commitment or the formation, breach, termination or validity of any such agreement, shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of law principles of such state.

Each of the parties irrevocably and unconditionally:

(A) submits itself and its property to the exclusive jurisdiction of the Delaware Court of Chancery, or if the Delaware Court of Chancery lacks jurisdiction of the subject matter, the United States District Court for the District of Delaware, or if both the Delaware Court of Chancery and the United States District Court for the District of Delaware lack jurisdiction of the subject matter, any court of competent jurisdiction sitting in the State of Delaware, in any action directly or indirectly arising out of or relating to this Standstill Commitment or the formation, breach, termination or validity of this Standstill Commitment and agrees that all claims in respect of any such action shall be heard and determined solely in such court;

(B) consents that any such action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in such court or that such court is an inconvenient forum for the action and agrees not to assert, plead or claim the same;

(C) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;

(D) irrevocably waives any right to remove any such action from the Delaware Court of Chancery to any federal court;

(E) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Exhibit 7.1 to the Agreement; and

(F) agrees that nothing in this Standstill Commitment shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

Definitions

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, (i) a Person shall only be considered an Affiliate of Vale if such Person is, directly or indirectly, controlled by Vale; and (ii) “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled by,” and “under common control with” shall have correlative meanings.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, unlimited liability company, trust, association or other entity.

“Phosphates” means phosphate rock, phosphoric acid, or any fertilizer or animal feed ingredient that includes phosphorous as a significant raw material or ingredient (whether alone or in combination with other raw materials or ingredients such as ammonia, sulfur, potash or nitrogen).

“Restricted Activity” means the direct or indirect (i) acquisition, by any means, of a Restricted Asset; or (ii) management, operation or control of (a) the mining, production, manufacture or processing of Phosphates from a Restricted Asset; or (ii) the sale, marketing or disposition of Phosphates produced from a Restricted Asset.

“Restricted Asset” means any Person, business or line of business engaged, or contemplated to be engaged, or any facility or other assets of any nature whatsoever used or contemplated to be used, in whole or in part, in the mining, production, manufacture or processing of Phosphates in North America, which was not controlled by Vale prior to the Closing Date.

São Paulo, February 10, 2010.

Vale S.A.

By:
Name:
Title:

By:
Name:
Title:

The Mosaic Company

By:
Name:
Title:

By:
Name:
Title:

(This is the signature page of the Standstill Commitment dated as of February 10, 2010, by and between Vale S.A. and The Mosaic Company)

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